Operation Agreement for
                 Qualifying Facilities with Generating Capacity
                                Greater Than 5 MW

     THIS AGREEMENT (the "Agreement") is made and entered into this 1st day of January, 2003 (the "Effective Date"), by and between Green Power Kenansville LLC which is located at 3212 Wickford Road, Wilmington, NC 28409, sometimes hereinafter referred to as "Seller", and Carolina Power & Light Company (CP&L"), a subsidiary of Progress Energy Inc., a corporation organized and existing under the laws of the State of North Carolina , sometimes hereinafter referred to as "Company". Seller and Company each may be referred to as a "Party," or collectively as the "Parties."

                                   WITNESSETH:

     WHEREAS, Seller owns and operates a 35 MW electric generating facility located near Kenansville, NC (the "Facility"); and

     WHEREAS, the Facility is located adjacent to and physically interconnected with the transmission facilities of Company;

     WHEREAS, Seller has agreed to sell energy or capacity or both to Company as a Qualifying Facility under the Public Utility Regulatory Policies Act of 1978 (PURPA) pursuant to (1) the Company's form of Application for Standard Contract by a Qualifying Cogenerator or Small Power Producer when signed by Seller and accepted by Company, (2) Schedule CSP-20B and any applicable Riders, and (3) the Terms and Conditions for the Purchase of Electric Power for Qualifying Facilities with Generating Capacity Greater than 5 MW (hereinafter referred to as "Terms and Conditions"),and

     WHEREAS, Seller has requested, and Company has agreed to enter into, an operation and interconnection agreement with Seller to govern the terms of interconnection of the Facility with the Company Transmission System (hereafter defined);

     NOW, THEREFORE, in consideration of and subject to the mutual covenants contained herein, it is agreed:


1.0  DEFINITIONS
(a) "Company Transmission System" shall mean all the facilities owned or controlled by Company on Company's side of the Points of Interconnection.

(b) "Emergency" shall mean an imminent or occurring condition on the Company Transmission System, on the system of a neighboring utility, or in the Facility, that is likely to impair system reliability, cause an unacceptable change in system or facility voltage or frequency, or otherwise result in significant disruption of service or damage to any of the foregoing, or is likely to endanger life, property or the environment; provided, however, that the inability of Company to meet its load requirements because of insufficient generation shall not constitute an Emergency.

(c) "Facility" shall mean Seller's electric generating facility identified in the APPLICATION FOR STANDARD CONTRACT BY A QUALIFYING COGENERATOR OR SMALL POWER PRODUCER together with the other property, facilities, and equipment owned and/or controlled by Seller on Seller's side of the Point of Interconnection.

(d)  "Facility Operator" shall mean the entity that operates the Facility.

(e) "Good Utility Practice" shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region.

(f) "Joint Use Facilities" shall mean facilities and equipment which are identified as Joint Use Facilities in 9.4.1, as it may be amended from time to time, which are owned by either Company or Seller and are or may be operated jointly by Company and Seller.


(g)  "Modification(s)"  shall  mean  any  alteration,   augmentation,   removal,
     upgrade, replacement, including any changes in design, configuration or change in maximum facility output.

(h) "NERC" shall mean the North American Electric Reliability Council, or its successor.

(i) "RTO" shall mean a Regional Transmission Organization pursuant to FERC Order 2000.

(j) "SERC" shall mean the Southeastern Electric Reliability Council, or its successor.

(k)  "VACAR" shall mean the Virginia Carolinas Reliability Agreements.

2.0 CONDITIONS OF SERVICE

2.1 Company is not obligated to purchase electricity from Seller unless and until: (1) Company's form of Application for Standard Contract by a Qualifying Cogenerator or Small Power Producer is executed by Seller and accepted by Company; (2) in cases where it is necessary to cross private property to accept delivery of electricity from Seller, Seller conveys or causes to be conveyed to

Company, without cost to Company, a right-of-way easement, satisfactory to Company, across such private property which will provide for the construction, maintenance, and operation of Company's lines and facilities, necessary to receive electricity from Seller; provided, however, in the absence of a formal conveyance, Company nevertheless, shall be vested with an easement over Seller's premises authorizing it to do all things necessary including the construction, maintenance, and operation of its lines and facilities for such purpose; and (3) any inspection certificates or permits that may be required by law in the local area are furnished to Company. Where not required by law, an inspection by a Company-approved inspector shall be made at Seller's expense. In the event Seller is unable to secure such necessary rights-of-way, Seller shall reimburse Company for all costs Company may incur for the securing of such rights-of-way.

2.2 Seller's interconnection facilities shall be designed to accepted engineering standards and Seller shall submit a facility description, including equipment specifications, to Company for review prior to the connection of said facility and equipment to Company's system. Company's review shall not be construed as confirming nor endorsing Seller's design nor as any warranty as to the safety, durability, or reliability of Seller's facility or equipment. Company shall not, by reason of its review or failure to review, be responsible for strength, details of design, adequacy, or capacity of Seller's facility or equipment, nor shall Company's acceptance be deemed to be an endorsement of any facility or equipment.

2.3 If electricity is received through lines which cross the lands of the United States of America, a state, or any agency or subdivision of the United States of America or of a state, Company shall have the right, upon 30 days' written notice, to discontinue receiving electricity from any Seller or Sellers interconnected to such lines, if and when (1) Company is required by governmental authority to incur expense in the relocation or the reconstruction underground of any portion of said lines, unless Company is reimbursed for such expense by Sellers or customers connected thereto, or (2) the right of Company to maintain and operate said lines shall be terminated, revoked, or denied by governmental authority for any reason.

2.4 The Company and the Seller have an existing Facility Interconnection and Operating Agreement dated January 18, 2002 on file with the Federal Energy Regulatory Commission, Docket No. ER02-1569-000 (the "FERC Interconnection Agreement"). This Agreement, and not the FERC Interconnection Agreement, shall govern as long as the Seller is operating the facility solely as a Qualifying Facility under PURPA and selling either capacity or energy or both to Company.


3.0 OPERATIONS

3.1 General. Company and Seller agree that their respective performances of this Agreement shall comply with the then-existing (or amended) manuals, standards, and policies of NERC, SERC, VACAR or RTO or any successor agency assuming or charged with similar responsibilities related to the operation and reliability of the North American electric interconnected transmission grid. To the extent that this Agreement does not specifically address or provide the mechanisms necessary to comply with such NERC, SERC, VACAR or RTO manuals, standards or policies, Company and Seller hereby agree that both Parties shall provide to the other Party all such information as may reasonably be required to comply with such manuals, standards or guidelines and shall operate, or cause to be operated, their respective facilities in accordance with such manuals, standards or policies.

3.2 Company Obligations. Company shall operate and control the Company Transmission System and other Company facilities (1) in a safe and reliable manner; (2) in accordance with Good Utility Practice; (3) in accordance with NERC, SERC, VACAR or RTO manuals, standards or policies; and (4) in accordance with the provisions of this Agreement.

3.3 Seller Obligations. Seller shall operate and control the Facility (1) in a safe and reliable manner; (2) in accordance with Good Utility Practice; (3) in accordance with NERC, SERC, VACAR or RTO manuals, standards or policies; and (4) in accordance with the provisions of this Agreement, including the Interconnection Operating Requirements set forth in Appendix A.

3.4 Switching and Tagging Rules. The Parties shall abide by the Company's Switching and Tagging Rules for obtaining clearances for work or for switching operations on equipment as set forth in Appendix A. With regard to Joint Use Facilities, the Parties will follow the Switching and Tagging Rules in order to obtain clearances for work on equipment requiring switching of both Parties' facilities.

3.5 Joint Use Facilities. In accordance with mutually-agreed upon procedures, Company and Seller shall jointly operate the Joint Use Facilities in accordance with Good Utility Practice, including, but not limited to: (1) closing breakers to accomplish interconnection, but not synchronization, of the Facility to the Company Transmission System; (2) opening breakers to remove the Facility from service; (3) operating disconnect and ground switches as required; (4) in-service relay testing; and (5) battery system testing and maintenance.

     3.5.1 Joint Use Facilities consist of the joint operation of the Company owned 115 kV circuit breaker included in the Company's Interconnection Facilities with operation in accordance with the Interconnection Operating Requirements in Appendix A.

3.6 Voltage Control and Reactive Power.

     3.6.1 Operating Requirements. The Facility will supply reactive power to, and absorb reactive power from, the Company Transmission System during periods of time that its Facility is connected to and operating in parallel with the Company Transmission System. Seller shall respond to requests from Company to increase or decrease the Facility's reactive power output in a manner consistent with Seller's obligation to operate the Facility: (1) in a safe and reliable manner; (2) in accordance with Good Utility Practice;
     (3) in accordance with NERC, SERC, VACAR or RTO manuals, standards or policies; and (4) in accordance with the provisions of this Agreement. The Facility shall generate such reactive power in accordance with the voltage schedule, reactive schedule or power factor schedule, whichever is applicable, prescribed by Company, but not in excess of the amount available from the Facility's equipment in operation at the time. In the event that the schedule prescribed by Company cannot or is not maintained, Company may direct the Facility to be operated at its maximum available reactive capability. In addition, Seller shall promptly take other steps as necessary to allow the Facility to maintain its schedule. The excitation system shall normally be operated in the automatic mode. Operation in the manual mode for extended periods is permitted only with prior approval of Company. Seller shall have a maintenance and testing program for excitation systems in compliance with applicable NERC, SERC, VACAR or RTO manuals, standards or policies and Good Utility Practice. Seller shall have a testing program to verify the gross and net reactive power capability of the Facility. Such program shall be in compliance with NERC, SERC, VACAR or RTO manuals, standards or policies and results of such tests shall be provided to Company upon request.

     3.6.2 Emergency Reactive Power Requirements. When Company declares an Emergency Condition on the Transmission System or on an adjacent transmission system, Company shall have the authority to direct Seller to increase or decrease real power production (measured in MW) and/or reactive power production (measured in MVAR), within the design and operational limitations of the Facility equipment in operation at the time, in order to maintain Transmission System security. In the event of a declaration of an Emergency Condition, a determination: i) that the Transmission System security is in jeopardy, and ii) that there is a need to increase or decrease reactive power production, even if real power production is adversely affected, will be made solely by Company. The Facility Operator will honor Company's orders and directives concerning Facility real power and/or reactive power output within the design limitations of the Facility's equipment in operation at the time, such that the security of the Transmission System is maintained. Company shall restore Transmission System conditions to normal as quickly as possible to alleviate any such

     Emergency Condition. Company will take all reasonable steps to allocate among all generating units and other reactive power supply resources the responsibility to provide reactive power support to the Transmission System.

     3.6.3 Seller shall operate to maintain the schedule  provided under Section
     3.6.1 within the following limits.

          3.6.3.1 For reactive schedules, Seller shall operate between +/- 10 % of the reactive schedule provided to them by the Company.

          3.6.3.2 For voltage schedules, Seller shall operate within +/- 1.5 % of the voltage schedule provided to them by the Company.


3.7 Seller's  Operating  Expenses.  Seller shall be responsible for all expenses
associated  with  operating  its  own  property,   equipment,   facilities,  and
appurtenances on Seller's side of the Points of Interconnection.

3.8 Protection and Power Quality. Seller shall, at its expense, install, maintain, and operate System Protection Facilities, including such protective and regulating devices as are identified by order, rule or regulation of any duly constituted regulatory authority having jurisdiction, or as are otherwise necessary to protect personnel and equipment and to minimize deleterious effects to Company's electric service operation arising from the Facility. Any such protective or regulating devices that may be required on Company's facilities in connection with the operation of the Facility shall be installed by Company at Seller's expense.

     3.8.1 Requirements for Protection. Seller shall provide, install, own, and maintain relays, circuit breakers, and all other devices necessary to promptly remove any fault contribution of the Facility to any short circuit occurring on the Company Transmission System not otherwise isolated by Company equipment. Such protective equipment shall include, without limitation, a disconnecting device or switch with load interrupting capability to be located between the Facility and the Company Transmission System at an accessible, protected, and satisfactory site selected upon mutual agreement of the Parties. Seller shall be responsible for protection of the Facility and Seller's other equipment from such conditions as negative sequence currents, over- or under-frequency, sudden load rejection, over- or under-voltage, and generator loss-of-field. Seller shall be solely responsible for provisions to disconnect the Facility and Seller's other equipment when any of the above-described disturbances occur on the Company Transmission System.

     3.8.2 Power Quality. Seller's Facilities shall be required to not cause excessive voltage excursions nor cause the voltage to drop below or rise above the range normally maintained by Company. Seller's Facilities shall be required to not cause excessive voltage flicker nor introduce excessive distortion to the sinusoidal voltage or current waves as defined by ANSI Standard C84.1-1989, IEEE- 519, or any applicable superseding electric industry standard.

     3.8.3 Inspection. Company shall have the right, but shall have no obligation or responsibility to: i) observe Seller's tests and/or inspection of any of Seller's protective equipment; ii) review the settings of Seller's protective equipment; and iii) review Seller's maintenance records relative to the Facility and/or Seller's protective equipment. The foregoing rights may be exercised by Company from time to time as deemed necessary by Company upon reasonable notice to Seller. However, the exercise or non-exercise by Company of any of the foregoing rights of observation, review or inspection shall be construed neither as an endorsement or confirmation of any aspect, feature, element, or condition of the Facility or Seller's protective equipment or the operation thereof, nor as a warranty as to the fitness, safety, desirability, or reliability of same.

     3.8.4 Underfrequency Relaying. Seller's generator underfrequency relaying and/or underfrequency tripping procedures shall be coordinated with and approved by Company. Facility generator underfrequency tripping shall be coordinated with the regional underfrequency load shedding program to insure that the Facility remains connected to the Company Transmission System during frequency declines.

3.9 Continuity of Service. Notwithstanding any other provision of this Agreement, Company shall not be obligated to accept, and Company may require Seller to curtail, interrupt or reduce, deliveries of energy if such delivery of energy impairs Company's ability to construct, install, repair, replace or remove any of its equipment or any part of its system or if Company determines that curtailment, interruption or reduction is necessary because of Emergencies, forced outages, operating conditions on its system, or any reason otherwise permitted by applicable rules or regulations promulgated by a regulatory agency having jurisdiction over such matters. Except in case of Emergency, Company shall give Seller reasonable prior notice of any curtailment, interruption or reduction, the reason for its occurrence, and its probable duration. Seller reserves all rights under the Federal Power Act and applicable other federal and state laws and regulations to commence a complaint proceeding or other action with respect to any action taken by the Company pursuant to this Section 3.9.

3.10 Governor Speed and Frequency Control. Seller shall maintain a speed governor system on all generators. The speed governor system must respond to system frequency changes to help maintain the stability of the power system. At no time shall a speed governor be blocked with out first obtaining permission from Company. The speed governor system shall have a droop characteristic settable between three and seven percent and typically set to five (5%) percent.

4.0   MAINTENANCE
4.1 Coordination. The Parties agree to coordinate the planning and scheduling of maintenance of the Seller's Facility and the Company's Interconnection Facilities. Each Party shall conduct maintenance activities as planned and scheduled in accordance with this section. Seller shall provide Company with an on-going five (5) year maintenance outage schedule of three (3) or more days duration by January 1 of each year. Throughout the year, Seller will provide reasonable advance notice to Company of any modifications to the maintenance schedule.

4.2 Unplanned Outage. In the event of an unplanned outage of (i) the Company Interconnection Facilities that adversely affects the Seller or the Facility or
(ii) a component of the Facility that adversely affects reliability of the Company Transmission System, the Party causing the adverse affect in (i) or (ii) above, as applicable, will use commercially reasonable efforts to promptly restore the necessary equipment to service in accordance with Good Utility Practice.

4.3 Planned Outage. In the event of a planned outage of (i) the Company Interconnection Facilities that adversely affects Seller or (ii) a component of the Facility that adversely affects reliability of the Company Transmission
System, the Party causing the adverse affect in (i) or (ii) above, as applicable, will use commercially reasonable efforts to restore that equipment to service in accordance with Good Utility Practice and in accordance with the schedule for work that necessitated the planned outage.

4.4 Outage Authority and Coordination. In accordance with Good Utility Practice, Company may remove its Interconnection Facilities from service that may impact Seller's Facilities as necessary to perform maintenance or testing or to install or replace equipment. Absent the existence or imminence of an Emergency, Company scheduling a removal of equipment from service will use best efforts to schedule such removal on a date mutually acceptable to both Parties, in accordance with Good Utility Practice.

5.0   INSPECTION AND ACCESS TO FACILITIES
5.1 The Parties grant to each other, from the Effective Date of this Agreement, the rights necessary to perform the functions contemplated by this Agreement, including but not limited to the right, upon reasonable notice, to inspect and monitor the construction and operations of the Facility and the Interconnection Facilities, along with adequate and continuing access rights. Such access shall be provided in a manner so as not to unreasonably interfere with the ongoing business operations, rights and obligations of either Party. Each Party shall execute or cause to be executed such other licenses, grants, deeds or documents as may be required to enable the other Party to record such rights-of-way and easements.

5.2 Access to Premises: The duly authorized agents of Company shall have the right of ingress and egress to the premises of Seller at all reasonable hours for the purpose of reading meters, inspecting Company's wiring and apparatus, changing, exchanging, or repairing Company's property on the premises of Seller, or removing such property at the time of or at any time after suspension of purchases or termination of this Agreement.

5.3 Protection: Seller shall protect Company's wiring and apparatus on Seller's premises and shall permit no one but Company's agents to handle same except as provided in 3.0. In the event of any loss of or damage to such property of Company caused by or arising out of carelessness, neglect, or misuse by Seller, Seller's employees or agents, the cost of making good such loss or repairing such damage shall be paid by Seller. In cases where Company's service facilities on Seller's premises require abnormal maintenance due to Seller's operation, Seller shall reimburse Company for such abnormal maintenance.

6.0  EMERGENCY
6.1 Obligations. Each Party agrees to comply with NERC, SERC, VACAR or RTO Emergency procedures and Company and Seller Emergency procedures, as applicable, with respect to an Emergency.

6.2 Notice. Company shall provide Seller with notification that is prompt under the circumstances of an Emergency that may reasonably be expected to affect Seller's operation of the Facility, to the extent Company is aware of the Emergency. Seller shall provide Company with notification that is prompt under the circumstances of an Emergency, which may reasonably be expected to affect Company's Transmission System, to the extent Seller is aware of the Emergency. To the extent the Party becoming aware of an Emergency is aware of the facts of the Emergency, such notification shall describe the Emergency, the extent of the damage or deficiency, its anticipated duration, and the corrective action taken and/or to be taken, and shall be followed as soon as practicable with written notice.

6.3 Immediate Action. In the event of an Emergency, the Party becoming aware of the Emergency may, in accordance with Good Utility Practice and using its reasonable judgment, take such action as is reasonable and necessary to prevent, avoid, or mitigate injury, danger, and loss. In the event Seller has identified an Emergency involving Company's Transmission System, Seller shall obtain the consent of Company personnel prior to manually performing any switching operations unless, in Seller's reasonable judgment, immediate action is required.

6.4 Company Authority. Company may, consistent with Good Utility Practice, take whatever actions or inactions with regard to the Company Transmission System it deems necessary during an Emergency in order to: i) preserve public health and safety; ii) preserve the reliability of the Company Transmission System; iii) limit or prevent damage; and iv) expedite restoration of service. Company shall use reasonable efforts to minimize the effect of such actions or inactions on the Facility, and shall use its best efforts to cancel the Emergency as soon as practicable.

     6.4.1 Facility may be called upon by Company during a potential or actual Emergency to mitigate such Emergency by, but not limited to, requesting the Facility to start up, shut down, increase or decrease the output of the Facility.

     6.4.2 Company shall reimburse Seller for any reasonable costs incurred by Seller in response to a request by Company to start up or increase the output of the Facility to mitigate an Emergency.

6.5 Seller Authority. Seller may, consistent with Good Utility Practice, take whatever actions or inactions with regard to the Facility it deems necessary during an Emergency in order to: i) preserve public health and safety; ii) preserve the reliability of the Facility; iii) limit or prevent damage; and iv) expedite restoration of service. Seller shall use reasonable efforts to minimize the effect of such actions or inactions on the Company Transmission System.

6.6 Audit Rights. Each Party shall keep and maintain records of actions taken during an Emergency that may reasonably be expected to impact the other Party's facilities and make such records available for third party independent audit upon the request and expense of the party affected by such action. Any such request for an audit will be no later than twenty-four (24) months following the action taken.

7.0  SAFETY
7.1 General. Company and Seller agree that all work performed by either Party that may reasonably be expected to affect the other Party shall be performed in accordance with Good Utility Practice and all applicable laws, regulations, and other requirements pertaining to the safety of persons or property. A Party performing work within the boundaries of the other Party's facilities must abide by the safety rules applicable to the site.

7.2 Environmental Releases. Each Party shall notify the other Party, first orally and then in writing, of the release of any Hazardous Substances, any asbestos or lead abatement activities, or any type of remediation activities, each of which may reasonably be expected to affect the other Party, as soon as possible but not later than twenty-four (24) hours after the Party becomes aware of the occurrence, and shall promptly furnish to the other Party copies of any reports filed with any governmental agencies addressing such events.

8.0  MODIFICATIONS

8.1 Seller Construction Responsibility. Seller shall be responsible to design, engineer, construct and own the Facility. Seller may make Modifications during the term of this Agreement subject to the requirements of the Company's interconnection procedures.

8.2 Need to Maintain the Integrity of the Company Transmission System. The Facility and any subsequent Modifications shall be designed, constructed and operated in accordance with this Agreement and Good Utility Practice, so as to maintain the integrity of the transmission and communications capabilities of the Company Transmission System. Company will have the right to review all engineering plans and specifications of the Facility Modifications in order to assure compliance with this Section 8.2.

8.3 Company Right to Review and Inspect Facility Construction. Company may inspect the Facility or any subsequent Modification prior to Substation Energization and at its interconnection to the Company Transmission System pursuant to Section 5 of this Agreement. If, after an inspection, Company determines that the Facility or any subsequent Modification does comply with
Section 3.2, Company shall notify Seller in writing within five (5) working days.

8.4 Facility Non-Compliance with Section 8.2. If, after an inspection pursuant to Section 8.3, Company determines that the Facility or any subsequent Modification does not comply with Section 8.2, Company shall notify Seller in writing within five (5) working days of the reasons why the Facility or any subsequent Modification is in non-compliance with Section 8.2. Seller shall take appropriate corrective action and obtain Company's written acknowledgement that the Facility or Modification is in compliance with Section 8.2. Such acknowledgement by Company will not be unreasonably delayed, withheld or conditioned.

     8.4.1 In the event that the Facility is found by Company to be in non-compliance with Section 8.2 during a pre-energization inspection, Company may deny the interconnection of the Facility or any subsequent Modification to the Company Transmission System until such non-compliance is corrected by Seller and Seller obtains written acknowledgement of compliance with Section 8.2 from Company. In the event that the Facility is found by Company to be in non-compliance with Section 8.2 during energization testing, Company may disconnect the Facility or any subsequent Modification from the Company Transmission System until such non-compliance is corrected by Seller and Seller obtains written acknowledgement of compliance with Section 8.2 from Company.

8.5 Company Construction Responsibility. Company shall be responsible to design, engineer, construct and own the facilities of the Company Transmission System including all Interconnection Facilities on Company's side of the Point of Interconnection.


8.6 Notice to Company for Modifications. Seller shall provide Company with at least ninety (90) days' advance notice of any Modification to the Facility that might reasonably be expected to have an impact on system frequency, system voltage, system loading, system stability, system power quality and the safe operation of the Company Transmission System. The notice shall be written and include all design and engineering specifications of the proposed Modification. Within thirty (30) days after receipt of such notice, Company shall by written response approve or reject the proposed specifications; provided, however, that Company may only reject the proposed specifications if they are inconsistent with Good Utility Practice or are otherwise contrary to standards set forth in this Agreement.

8.7 Payment to Company for Subsequent Modifications. Seller shall pay Company for all reasonable costs, including any tax cost, associated with Modifications to the Company Transmission System which result from Modifications to Seller's Facilities.

8.8 Modifications to Interconnection Facilities. Company shall make such Modifications to its Interconnection Facilities as required by law, regulation, rule or Good Utility Practice to enable Company to provide Interconnection Service in compliance with this Agreement.

8.9 Seller Modifications Resulting from Company Modifications. If Company is required by law, regulation, rule or Good Utility Practice to make Modifications to its facilities and the Modifications require Seller to make Modifications to its Facilities, Seller shall be responsible for the costs associated with the Modification to its Facilities, unless such Modifications provide benefits to Company or Company's other customers, in which event Seller can pursue any remedies it may have at the North Carolina Utilities Commission or any other forum.

8.10 Drawings. Subject to the requirements of Article 17, upon completion of any construction or Modification to the Facilities that takes place after the effective date of the Agreement, Seller shall deliver "as Built" drawings to Company.

8.11 Payments for Interconnection Facilities. Seller shall pay a Monthly Facility Charge as stated in Appendix B for the existing interconnection facilities, communication equipment, and meter equipment necessary to provide interconnection.

8.12 Changes in Operating Voltage. Company may change the operating voltage at the Point of Interconnection. Company shall provide a minimum of two (2) years written notice to Seller prior to any change in operating voltage. Within one year of receipt of such notice, Seller shall notify Company that, by no later than the notice effective date of the change in operating voltage, it will either: (a) terminate the Point of Interconnection; or (b) provide any and all equipment or facilities as may be necessary or required on Seller's side of the Point of Interconnection in order to be able to accept the new voltage.


9.0  METERING
9.1 General. Company will be responsible for the installation, operation, maintenance, repair and replacement of all Metering Equipment necessary to meet Company's metering obligations under this Agreement. All Metering Equipment shall conform to Good Utility Practice and the standards and practices of Company in effect during the term of this Agreement. Subject to Section 9.3, the meter readings provided by the Company Metering Equipment shall be used as the official measurement of capacity and energy delivered from the Facility to the Point of Interconnection. In addition to the Metering Equipment provided by Company, Seller may, at its own expense, provide backup meters for its own use provided it does not interfere with the performance of Company meters.

9.2 Meter location. Unless otherwise agreed, electric capacity and energy received by Company from Seller will be measured by meters installed and maintained by Company at the Point(s) of Interconnection. When measurement is made at any location other than the Point(s) of Interconnection, suitable adjustment for losses between the point of measurement and the Point(s) of Interconnection will be agreed upon in writing between the Parties hereto and will be applied to all measurements so made. Metered receipts used in energy accounting and applicable billing hereunder will in all cases include adjustment for such losses. Company meters will be positioned at a location to properly account for net Facility output.


9.3 Testing of Metering Equipment. Company shall inspect and test all Company-owned Metering Equipment upon installation and at least once every 12 months thereafter. Company shall give reasonable notice of the time when any scheduled inspection or test shall take place, and Seller may have representatives present at the test or inspection. Upon prior reasonable written notice to Company, Seller may request more frequent tests or inspections. If such tests or inspections determine that the meter is defective or inaccurate, Company shall pay for the test; otherwise, Seller shall pay for such tests and inspections. If Metering Equipment is found to be inaccurate or defective, it shall be adjusted, repaired or replaced in order to provide accurate metering. If Metering Equipment fails to register, or if the measurement made by Metering Equipment during a test varies by more than plus or minus two percent (2%) from normal, adjustments shall be made correcting all measurements made by the inaccurate meter for: a) the actual period during which inaccurate measurements were made, if the period can be determined, or if not, b) the period immediately preceding the test of the Metering Equipment equal to one-half the time from the date of the last previous test of the Metering Equipment; provided that the period covered by the correction shall not exceed six months.

9.4 Metering Data. Unless the Parties have not made other arrangements, if hourly and/or daily energy readings are available and if such data are requested by Company, Seller shall report same to Company's representatives as designated pursuant to Article 10, by telephone or electronically or as the Parties otherwise agree, on a schedule to be agreed upon.

     9.4.1 Metering quantities, in analog and/or digital form, shall be provided to Seller upon request and at Seller's expense.

     9.4.2 At Seller's expense, Seller's metered data shall be telemetered to a location designated by Company.


9.5 Communications. At Seller's expense, Seller shall maintain satisfactory operating communications with Company's system dispatcher or representative, as designated by Company. Seller will provide a dedicated automatic ring-down circuit at its Facility control room for direct communication with Company's system dispatcher.

     9.5.1 Seller will also provide the necessary data circuit (or circuits) operating at a baud rate specified by Company. The data circuit(s) shall extend from Seller's Facility to a location(s) specified by Company. Any required maintenance of such communications equipment shall be performed at Seller's expense, but may be performed by Seller or by Company. Operational communications shall be activated and maintained under, but not be limited to, the following events: system paralleling or separation, scheduled and unscheduled shutdowns, equipment clearances, and hourly and daily load data.

     9.5.2 A Remote Terminal Unit ("RTU") or equivalent data collection and transfer equipment acceptable to both Parties shall be installed by Company at Seller's expense, at a location determined by Company, to gather accumulated and instantaneous data to be telemetered to a location(s) designated by Company through use of a dedicated point-to-point data circuit(s) as indicated in Section 9.4.2. Data communicated will include but is not limited to reactive output, voltage, generator output, and generator breaker status. The communication protocol for this data circuit(s) will be specified by Company. Instantaneous bi-directional analog real power and reactive power flow information must be telemetered directly to the location(s) specified by Company.

     9.5.3 At Seller's expense, Seller shall provide a public telephone line at a location specified by Company to connect to Company metering equipment for meter maintenance and data collection.

9.6 For any period during which there is a loss of telemetering capability between Company and Seller which results in the loss of generation information, Seller shall provide reasonable estimates to the Company of projected generation schedule information which has been lost. Such estimates shall be updated at least hourly and more frequently if possible. Such estimates of hourly scheduling will be used for record purposes unless actual data is retrieved from the meter records.


10.0  NOTICES
10.1 Any notice, demand or request required or permitted to be given by either Party to the other and any instrument required or permitted to be tendered or delivered by either Party to the other may be so given, tendered or delivered, as the case may be, by depositing the same in any United States Post Office with postage prepaid, for transmission by certified or registered mail, addressed to the Party, or personally delivered to the Party, at the address set out below:

         To Company:

                  CP&L
                  3401 Hillsborough Street
                  Raleigh, NC 27606
                  Attention: Director Power System Operations Carolinas


         To Seller:
                  Green Power Kenansville LLC
                  3212 Wickford Road
                  Wilmington, NC 28409
                  Attn:  Wayne Coverdale


11.0   FORCE MAJEURE
11.1 Damages Resulting from Factors Outside a Party's Control. Neither Party shall be considered in default under this Agreement or responsible to the other Party in tort, strict liability, contract or other legal theory for damages of any description for any interruption or failure of service or deficiency in the quality or quantity of service or any other failure to perform any of its obligations hereunder to the extent such failure occurs without fault or negligence on the part of that Party and is caused by factors beyond that Party's reasonable control, which by the exercise of reasonable diligence that Party is unable to prevent, avoid, mitigate or overcome, including without limitation storm, flood, hurricane, lightning, earthquake, explosion, equipment failure, civil disturbance, labor dispute, act of God or the public enemy, action or inaction of a court or Governmental Authority, unscheduled withdrawal of either Parties' facilities from operation for maintenance or repair, or any other cause of similar nature beyond the reasonable control of that Party (any such event, "Force Majeure"). Economic hardship of either Party shall not constitute Force Majeure under this Agreement, nor shall anything contained in this Article 11 or elsewhere in this Agreement excuse Seller or Company from strict compliance with the obligation of the Parties to comply with the terms of this Agreement relating to timely payments.

11.2 Requirement to Operate with Good Utility Practice. Each Party shall have the obligation to operate in accordance with Good Utility Practice at all times and to use due diligence to overcome and remove any cause of failure to perform.

11.3 Notification and Efforts to Mitigate an Event. If a Party relies on the occurrence of an event or condition described above as a basis for being excused from performance of its obligation under this Agreement, then the Party relying on the event or condition shall: (a) provide prompt written notice of such Force Majeure event to the other Party, giving an estimate of its expected duration and the probable impact on the performance of its obligations hereunder; (b) exercise all reasonable efforts to continue to perform its obligations under this Agreement; (c) expeditiously take action to correct or cure the event or condition excusing performance; provided, however, that settlement of strikes or other labor disputes will be completely within the sole discretion of the Party affected by such strike or labor dispute; (d) exercise all reasonable efforts to mitigate or limit damages to the other Party; and (e) provide prompt notice to the other Party of the cessation of the event or condition giving rise to its excuse from performance. All performance obligations hereunder shall be extended by a period equal to the term of the resultant delay.

11.4 Costs Incurred to Mitigate an Event. If a Party responding to a Force Majeure event has the ability to obtain, for additional expenditures, expedited material deliveries or labor production which would allow a response to the event in a manner that is above and beyond Good Utility Practice, such a response could shorten the duration of the event, and a shorter duration of the event could lessen the economic hardship of the other Party, the Party responding to the event may, at its discretion, present the other Party with the option of funding the expenditures for expediting material deliveries or labor production in an effort to reduce the duration of the event and economic hardship. Each such opportunity will be negotiated on a case-by-case basis by the Parties.



12.0  INSURANCE
12.1 Seller shall maintain, at their own cost and expense or self insurance, insurance coverage in the amounts set forth as follows. Seller may self insure provided that Company is satisfied that the Seller has sufficient financial resources to maintain self insurance for the coverage and amounts set forth below. Seller shall, annually, provide Company with its certified financial reports when self-insuring.

12.2 Company shall maintain insurance or self insurance in accordance with the requirements set forth below.


12.3 Company's Insurance. During the term of this Agreement, Company shall maintain the following coverage:


     12.3.1 Workers' Compensation and any other statutory insurance required by Law with respect to work-related injuries or disease of employees of Company applicable to Company's employees in such form(s) and amount(s) as required by all applicable Laws. Such policy(ies) of insurance shall be endorsed to provide a waiver of subrogation in favor of Owner.

     12.3.2 Commercial General Liability ("CGL") insurance, in broad form including coverage for liability assumed under contract, providing coverage for bodily injury and property damage with a combined single limit of not less than Ten Million Dollars ($10,000,000) cumulative total of underlying and excess coverages.

     12.3.3 The foregoing insurance policies shall provide that the policy shall not be canceled without thirty (30) days' advance written notice to Seller of such cancellation or change.

     12.3.4 Prior to commencement of any work under this Agreement, and not less than annually thereafter, if requested in writing, during the term of this Agreement, Company shall deliver to Seller certificate(s) of insurance showing that the foregoing insurance is in full force and effect.

     12.3.5 Auto Liability with combined single limit of $1 million per occurrence shall be maintained with financially sound and reputable insurance companies covering bodily injury and property damage for all owned , non-owned, leased and hired vehicles. Each such policy shall also provide that if such insurance is canceled or lapses for any reason, including nonpayment of premium, or if any material change is made that adversely affects coverage, insurers will provide written notice to the Company 30 days prior to such cancellation, lapse or change.

12.4 Seller's Insurance. During the term of this Agreement, Seller shall maintain the following insurance coverage:

     12.4.1 Workers' Compensation and any other statutory insurance required by law with respect to work-related injuries or disease of employees of Seller applicable to Seller's employees in such form(s) and amount(s) as required by all applicable laws. Such policy(ies) of insurance shall be endorsed to provide a waiver of subrogation in favor of Company and its Affiliates.

     12.4.2 Commercial General Liability ("CGL") insurance, in broad form including coverage for liability assumed under contract, providing coverage for bodily injury and property damage with a combined single limit of not less than Ten Million Dollars ($10,000,000) cumulative total of underlying and excess coverages or such lesser combined single limits as may from time to time be obtainable under conditions then prevailing in the insurance market for independent power generation facilities.

     12.4.3 The foregoing insurance policies shall provide that the policy shall not be canceled without thirty (30) days' advance written notice to Company of such cancellation or change.

     12.4.4 Prior to commencement of any work under this Agreement, and not less than annually thereafter, if requested in writing, during the term of this Agreement, Seller shall deliver to Company a certificate(s) of insurance showing that the foregoing insurance is in full force and effect.

     12.4.5 Auto Liability with combined single limit of $1 million per occurrence shall be maintained with financially sound and reputable insurance companies covering bodily injury and property damage for all owned , non-owned, leased and hired vehicles. Each such policy shall also provide that if such insurance is canceled or lapses for any reason, including nonpayment of premium, or if any material change is made that adversely affects coverage, insurers will provide written notice to the Company 30 days prior to such cancellation, lapse or change.




13.0   INDEMNITY AND LIABILITY
13.1 Seller Indemnity. Seller agrees to fully indemnify and hold Company, its shareholders, directors, partners, stakeholders, officers, managers, employees, agents, representatives, servants, its Affiliates, their respective shareholders, directors, partners, stakeholders, officers, managers, employees, agents, representatives, servants, and/or their assigns (collectively "Company Indemnified Persons"), harmless from and against any and all claims, demands, liability, losses, damage, costs or expenses (including attorneys' fees and other costs of defense), of any nature or kind whatsoever, including, but not limited to, claims, demands and/or liability for personal injury to (including death of) any person whomever (including payments and awards made to Seller's employees or other under any workers' compensation law or under any plan for employees' disability and death benefits) and for damage to any property whatsoever (including Seller's Facilities and the Company Transmission System) arising out of or otherwise resulting from the use, ownership, maintenance, or operation of the Facility or regardless of whether such claims, demands or liability are alleged to have been caused by negligence or to have arisen out of Company's status as the owner or operator of facilities involved; provided, however, that the provisions of this Section 13.1. shall not apply if any such claim is caused by the negligence or intentional wrongdoing of Company, its agents or any other Company Indemnified Person.

13.2 Company Indemnity. Company agrees to fully indemnify and hold Seller, its shareholders, directors, partners, stakeholders, officers, managers, employees, agents, representatives, servants, its Affiliates, their respective shareholders, directors, partners, stakeholders, officers, managers, employees, agents, representatives, servants, and/or their assigns (collectively "Seller Indemnified Persons"), harmless from and against any and all claims, demands, liability, losses, damage, costs or expenses (including attorneys' fees and other costs of defense), of any nature or kind whatsoever, including, but not limited to, claims, demands and/or liability for personal injury to (including death of) any person whomever (including payments and awards made to Company's employees or other under any workers' compensation law or under any plan for employees' disability and death benefits) and for damage to any property whatsoever (including Facilities and the Company Transmission System) arising out of or otherwise resulting from the use, ownership, maintenance, or operation of Company's Transmission System, regardless of whether such claims, demands or liability are alleged to have been caused by negligence or to have arisen out of Seller's status as the owner or operator of facilities involved; provided, however, that the provisions of this Section 13.2 shall not apply if any such claim is caused by the negligence or intentional wrongdoing of Seller, its agents or any other Seller Indemnified Person.

13.3 Limitation on Liability. Neither Party shall be liable in statute, contract, in tort (including negligence), strict liability, or otherwise to the other Party, its agents, representatives, its affiliated and associated companies, and/or its assigns, for any incidental or consequential loss or damage whatsoever, including, but not limited to, loss of profits or revenue on work not performed, for loss of use of or under-utilization of the other Party's facilities, or loss of use of revenues or loss of anticipated profits, resulting from either Party's performance or non-performance of an obligation imposed on it by this Agreement.

14.0   ASSIGNMENT
14.1 Neither Party shall assign, pledge, delegate or otherwise transfer this Operation and Interconnection Agreement or any rights, duties or obligations hereunder without first obtaining the other Party's written consent, which consent shall not be unreasonably withheld, except that a Party shall be permitted to assign, pledge or otherwise transfer this Facility Interconnection and Operating Agreement or its rights hereunder, or to delegate its duties and obligations hereunder, in whole or in part, by operation of law or otherwise, without the other Party's consent, to: (i) any entity that assumes control over, in the case of Company, all or part of the Company Transmission System to which the Facility is connected or in the case of Seller, all or part of the Facility,
(ii) any successor to or transferee of the direct or indirect ownership or operation of all or part of, in the case of Company, the Company Transmission System to which the Facility is connected or in the case of Seller, the Facilities, or (iii) any Affiliate. In addition and notwithstanding the foregoing, either Party may assign this Agreement to the persons, entities or institutions providing financing or refinancing for the development, design, construction or operation of its assets or facilities (a "Lender") , and if Seller provides notice thereof to Company, shall provide notice and reasonable opportunity for such Lender(s) to cure any Breach of this Agreement, pursuant to the terms of Section 15.4 below.

14.2 Upon the assumption by any permitted assignee, pledge or other transferee described above of a Party's rights, duties and obligations hereunder, that Party shall be released and discharged therefrom to the extent provided in the assignment, pledge or other transfer agreement. Except as specifically provided for in this Article 14, any assignment, pledge or transfer of this Agreement or any rights, duties or interests hereunder by either Party without the express written consent of the other Party shall be void and without force or effect.

15.0   BREACH, CURE AND DEFAULT
15.1 General. A breach of this Agreement ("Breach") shall occur upon the failure by a Party to perform or observe any material term or condition of this Agreement. A default of this Agreement ("Default") shall occur upon the failure of a Party in Breach of this Agreement to cure such Breach in accordance with the provisions of Section 15.4.

15.2 Events of Breach. In addition to the circumstances that give rise to a Breach that are set forth in Section 15.1 above, a Breach of this Agreement shall also occur under the following circumstances:

     (a)  A Party shall fails to pay any amount when due;

     (b) A Party shall: (1) become insolvent; (2) file a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; (3) make a general assignment for the benefit of its creditors; or (4) consent to the appointment of a receiver, trustee or liquidator;

     (c) A Party attempts to assign this Agreement in a manner inconsistent with the terms of Article 14; or

     (d) A Party fails to provide the other Party or its agents access rights in accordance with Article 5.

15.3 Continued Operation. If a Breach or Default occurs, the Parties shall nevertheless continue to be obligated operate and maintain, as applicable, such DC power systems, protection and Metering Equipment, telemetering equipment, SCADA equipment, transformers, secondary systems, communications equipment, building facilities, software, documentation, structural components, and other facilities and appurtenances that are reasonably necessary for Company to operate and maintain the Company Transmission System, or for Seller to operate and maintain the Facility, in a safe and reliable manner.

15.4 Cure and Default. Upon the occurrence of a Breach, the Party not in Breach (hereinafter the "Non-Breaching Party") shall, upon becoming aware of the Breach, give written notice to the Party in Breach (the "Breaching Party") and (when applicable) the Breaching Party's Lender pursuant to Article 14. Such notice shall set forth, in reasonable detail, the nature of the Breach, and where known and applicable, the steps necessary to cure such Breach. Upon receiving written notice of the Breach hereunder, the Breaching Party shall have thirty (30) days to cure such Breach. If the Breach is such that it cannot be cured within thirty (30) days, the Breaching Party must commence in good faith all steps as are reasonable and appropriate to cure the Breach within such thirty (30) day time period and thereafter diligently pursue such action to completion. In the event the Breaching Party fails to cure the Breach, or to commence reasonable and appropriate steps to cure the Breach, within thirty (30) days of becoming aware of the Breach, the Breaching Party will be in Default of this Agreement.

15.5 Right to Compel Performance. Notwithstanding the foregoing, upon the occurrence of an event of Default, the non-Defaulting Party shall be entitled to: (1) commence an action to require the Defaulting Party to remedy such Default and specifically perform its duties and obligations hereunder in accordance with the terms and conditions hereof, and (2) exercise such other rights and remedies as it may have in equity or at law.


16.0   SUBCONTRACTOR
16.1 General. Nothing in this Agreement shall prevent a Party from utilizing the services of such subcontractors as is deems appropriate to perform its obligations under this Agreement; provided, however, that each Party shall require its subcontractors to comply with all applicable terms and conditions of this Agreement in providing such services and each Party shall remain primarily liable to the other Party for the performance of such subcontractor.

16.2 Responsibility of Principal. The creation of any subcontract relationship shall not relieve the hiring Party of any of its obligations under this Agreement. Each Party shall be fully responsible to the other Party for the acts or omissions of any subcontractor it hires as if no subcontract had been made. Any applicable obligation imposed by this Agreement upon a Party shall be equally binding upon, and shall be construed as having application to, any subcontractor of such Party.

16.3 No Third Party Beneficiary. Except as may be specifically set forth to the contrary herein, no subcontractor or any other party is (other than a Lender as defined under Section 14.1) intended to be, nor will it be deemed to be, a third-party beneficiary of this Agreement.

16.4 No Limitation by Insurance. The obligations under this Article 16 will not be limited in any way by any limitation of subcontractor's insurance.


17.0   CONFIDENTIALITY
17.1 Certain information provided by each Party (the "Disclosing Party") to the other Party (the "Receiving Party") pursuant to the provisions of this Agreement may be designated by the Disclosing Party as confidential and/or proprietary ("Confidential Information"). The Receiving Party shall use such Confidential Information solely for the purpose for which it was intended and for no other purpose. The Receiving Party may disclose Confidential Information only when required by applicable law, regulation; provided that, prior to doing so, the Receiving Party shall provide the Disclosing Party with as much advance notice as is reasonably practicable under the circumstances.


18.0   AUDIT RIGHTS
18.1 Subject to the requirements of confidentiality under Article 17 of this Agreement, either Party shall have the right, during normal business hours, and upon prior reasonable notice to the other Party, to audit each other's accounts and records pertaining to either Party's performance and/or satisfaction of obligations arising under this Agreement. Said audit shall be performed at the offices where such accounts and records are maintained and shall be limited to those portions of such accounts and records that relate to obligations under this Agreement.


19.0   COORDINATION
19.1 Appointment of Representatives. Company and Seller shall each appoint one representative to serve on an operating committee ("Operating Committee") to act for each respective Party in all matters pertaining to or relating to this Agreement. The members of the Operating Committee shall communicate with each other on a regular basis. The Operating Committee shall meet in person as soon as practicable subsequent to the request of either Operating Committee member.

19.2 Designation of Substitutes. Each representative on the Operating Committee may at any time designate a substitute to act for him or her with respect to any matter or matters specified in such notice. All decisions made or directions given by the Operating Committee shall be unanimous.

19.3 Responsibilities. The Operating Committee shall be responsible for the establishment, from time to time, of the operating practices and procedures for the interconnected operation of the Facility. These practices and procedures shall be consistent with the provisions of this Agreement.

19.4 Data Reporting: Seller shall provide Company with all information required to operate the transmission grid including but not limited to the requirements of NERC, SERC and/or VACAR. Seller shall comply with the requirements of the NERC Compliance Program which includes but is not limited to provisions for data reporting to the transmission provider.

19.5 Notice. Each Party shall notify the other Party in writing of the personnel that it appoints to the Operating Committee.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized officers on the day and year indicated below.



                                 SELLER

                                 By: _____________________________

                                 Name: ___________________________

                                 Title: __________________________

                                 Date: ___________________________



                                 CP&L

                                 By: ____________________________

                                 Name: ___________________________

                                 Title: __________________________

                                 Date: ___________________________

                                   APPENDIX A
                     INTERCONNECTION OPERATING REQUIREMENTS

     This Appendix A is a part of the Interconnection and Operation Agreement between Seller and Company.

I.   PURPOSE:
     These requirements will contribute to a safer working environment for those persons authorized by Seller and Company to operate and maintain their respective equipment; also to minimize customer inconvenience by promoting improved coordination between Seller and Company.

II.  APPLICABILITY:
     These requirements apply to all operations that can affect the Company Transmission System via the 115 kV interconnection with Seller located in Kornegay, North Carolina identified in Attachment Exhibit I.

III. DESCRIPTION OF:
     Attached Exhibit I to this document contains a written description of the Company and Seller facilities these requirements are directed to. This description contains the following information:

     A.   Location of the Company-owned station and Seller-owned substation.

     B.   Identification  of  equipment  connected  to the Company  Transmission
          System.

     C. Description of the opening point that will separate Seller's equipment from the Company's Switching Station.

IV.  COORDINATION CONTACTS:
     Attached Exhibit II to this document contains the following coordination contacts information:

     A. A listing of the appropriate Company operations contacts and their telephone numbers.

     B. Information received from Seller designating the names and telephone numbers of individuals who are authorized to operate Seller's equipment and coordinate operations with the Company power system operator.

V.   REVISIONS:
     This document is subject to be revised, amended, or otherwise changed. Exhibits I and II may be revised from time to time to keep telephone numbers, contacts, and delivery locations current. Any other such revisal, amendment, or change shall be in writing and signed by the parties. Seller will notify Company in writing, at the following address, of any changes that affect information in this Appendix A or Exhibits I and/or II. Company will revise and redistribute this Appendix A with its exhibits as necessary.

     To Company:
     CP&L
     3401 Hillsborough Street
     Raleigh, NC 27606
     Attention: Director Power System Operations Carolinas

VI.  GENERAL INFORMATION:

     A.   Main Equipment

          1. Seller maintains and operates all facilities on the Seller's side of the high-voltage bushing connections of the Seller-owned three phase 115/13.2 kV transformer bank.
          2. Seller maintains and operates all facilities on the Seller's side of the high-voltage bushing connection of the Seller-owned three phase115/13.2 kV transformer bank.

     B.   Relay Protection

          1.   Seller has the following relay protection schemes:

               a. Seller has overcurrent and differential relay protection on the transformer bank. For transformer trouble, the bank lockout relay operates, tripping the total bank breaker and the Company's 115 kV circuit breaker. When this lockout relay operation occurs, Seller's personnel will not be able to close the Company's 115 kV circuit breaker.

          2.   Company has the following relay protection schemes:

               a. Non-directional total overcurrent relays that back up the Seller's bank overcurrent relays and trip the Company's 115 kV circuit breaker.
               b. Directional voltage-sensitive overcurrent relays that trip the Company's 115 kV circuit breaker.
               c. Under- and over-frequency relays that trip the Company's 115 kV circuit breaker except as defined in Section VII. below (Bypass Switching).
               d. A transfer-tripping scheme that trips the Company's 115 kV circuit breaker (or if bypassed trips the Seller's total bank breaker) for a fault on the Company's Lee Sub-Wallace 115 kV Line.


               If the Company's total overcurrent relays operate, the Seller will not be able to close the Company's 115 kV circuit breaker. Company will have to send someone to the switching station to close the 115 kV breaker.

     C.   Alarms

          1. The following alarms are transmitted to Company's Energy Control Center (ECC) in Raleigh, N.C.
               o    Company's station battery low voltage
               o    Company's 115 kV circuit breaker operation
               o    Company's 115 kV circuit breaker mechanism trouble
               o    Transfer-trip channel trouble (loss of guard)

          2. When receiving an alarm, the Company power system operator at the ECC will send personnel to investigate the reason for the alarm.

VII. OPERATING PRACTICES
     Company personnel will operate all Company-owned substation facilities, and Seller will operate all Seller-owned substation facilities, except as specified under Section VII. Part B.


     A. Company's Kornegay Cogentrix 115 kV Switching Station Equipment Operated by Company:

          1.   Company personnel will operate all Company owned equipment.

     B. Company's Kornegay Cogentrix 115 kV Switching Station Equipment Operated by Seller

          1.   Remote Operation of Company's Equipment
               a. Authorized Seller personnel will be allowed remote operation (trip and close) of the Company's 115 kV circuit breaker. The 115 kV circuit breaker can be closed remotely only if the following conditions are met:

                    i. Permission for closing the Company's 115 kV circuit breaker is granted by the Company's Power System Operator.

                    ii.  The LOCAL/REMOTE switch is in the REMOTE position.

                    iii. The Company's Lee Sub-Wallace 115 kV Line is energized.

                    iv.  No bank relay has operated.

                    v.   Seller's total bank breaker is open.

               b. After the Company's 115 kV circuit breaker is closed, the Seller should be able to synchronize with the total bank breaker. The Seller has the ability to synchronize the Seller's generator with either the Seller's total bank breaker or the Seller's generator breaker.

               c. Seller will report all operations of the Company's 115 kV circuit breaker immediately after each operation. If the 115 kV circuit breaker is to be opened, it should be coordinated ahead of time with the Company's Power System Operator unless conditions occur which endanger human life or equipment and require immediate action.



          2.   Bypass Switching
               a. If the bypass switch on the Company's 115 kV circuit breaker at the Company Kornegay Cogentrix 115 kV Switching Station is to be closed for breaker maintenance or other necessary reasons, Seller will be notified, when possible, at least 10 days prior to closing the bypass switch. Seller will also be notified immediately before the bypass switch is closed.

               b. Just prior to closing the bypass switch, Company will change the LOCAL/REMOTE switch to LOCAL and place the switch labeled NORMAL/BYPASS in the BYPASS position. This transfers the transfer-trip, under/over frequency relaying to trip only the Seller's total bank breaker while the Company's 115 kV circuit breaker is bypassed.

               c. If the bypass switch on the 115 kV circuit breaker at the Kornegay Cogentrix 115 kV Switching Station is closed, the Company's Power System Operator will not issue a stop test for the Lee Sub-Wallace 115 kV Line. Automatic reclosing equipment may be placed in MANUAL position, however, permission will not be given for personnel to work on the transmission line while the bypass switch is closed.

     C.   Seller Guidelines for Planned Clearing of the Company Substation

          1. Seller will notify Company fourteen (14) days in advance of the need or desire to clear its facilities from the Company system.

          2.   The Company power system  operator will arrange for the necessary
               equipment   to  be  cleared  and  tagged  by  Company   operating
               personnel.

          3.   Seller   personnel  may  place  their  own   clearance   tags  on
               Company-owned disconnecting devices in accordance with its own safety procedures.

          4. Upon completion of the work and proper authorization by Seller, the Company power system operator will arrange for the Company equipment to be returned to service.

     D.   Scheduled Maintenance on Seller's Generation
          Seller will provide to the Company Manager of System Operations each year in January a 12-month anticipated maintenance outage schedule of three days or more duration. Throughout the year, Seller will provide reasonable advance notice to Company of any modifications to the maintenance schedule. Seller will make best effort to prevent scheduled maintenance from exceeding 45 days per year.


     E.   Scheduled Outages/Maintenance on Company Facilities
          1. When it is necessary for Company to place a Stop Test Order on its equipment, Seller will be notified in advance. If the insolating switching device opens while a Stop Test Order is in effect, the devise will not be reclosed until the Company person holding the Stop Test Order gives permission to the Company power system operator. Only Company personnel are allowed to reclose the Company-owned equipment.

          2. Company equipment will be tested periodically. Prior to testing, the time of the test will be coordinated with Seller's authorized personnel by the Company power system operator.

          3. The Company representative, or the Company power system operator will notify Seller prior to a prearranged clearance the may impact Seller's facilities.


     F.   Miscellaneous
          1. Seller will contact the Company power system operator and request permission to synchronize their generation with the Company Transmission System. Under no condition shall Seller synchronize generation with the Company Transmission System without prior approval of the Company power system operator.

          2. When Seller is not injecting power to the Company Transmission System, the generation shall not be in parallel with the Company Transmission System unless Seller has received permission from the Company power system operator.

          3. Seller will communicate daily with the Company power system operator to discuss their operating plans and capability.

          4. For all planned Seller work or activities that affect the Company Transmission System, and which do not require immediate attention, Seller's personnel should contact the Outage Coordinator as indicated in Exhibit II. All other day-to-day operations will be coordinated through the Company power system operator. Refer to Exhibit II for specific contact information.

          5. Seller shall confirm kW and kWh meter readings daily with the Company power system operator by telephone.

                                   APPENDIX A
                                    EXHIBIT I
                       DESCRIPTION OF THE INTERCONNECTION



I.   This facility is located near Kornegay, North Carolina.

II. Seller has a generating facility consisting of approximately 35 MW of generation connected to a secondary bus via a Seller-owned generator breaker. All of the Seller's auxiliary load is connected to the secondary. A Seller-owned total bank circuit breaker connects the secondary bus to the Seller-owned 115/13.8 kV transformer bank.

III. The Company-owned equipment at Company's Kornegay Cogentrix 115 kV Switching Station consists of a 115 kV circuit breaker and metering equipment, located on the high-voltage side of the Seller-owned 115/13.8 kV transformer.

                                   APPENDIX A
                                   EXHIBIT II
                              COORDINATION CONTACTS


I.   COMPANY COORDINATION CONTACTS:

     A. Outage Coordinator at the Energy Control Center in Raleigh, North Carolina (ECC): Mgr-Power Sys Ops-Carolina-Jeffery D. Hines
          Telephone: (919) 545-2775

     B.   Company power system operator in Raleigh, North Carolina.
          Telephone: (919) 546--6527

     C. The alternate contact in the event that the Company power system operator cannot be reached is: Alternate: Director Power System Operations Carolinas- Randy K. Wilkerson
          Telephone: (919) 546-6968

II.  SELLER COORDINATION CONTACTS:

     A.   Primary  Contact:  Kenansville  Plant Manager Steve Miller
          Telephone: (910) 296-1909

     B.   Alternate Contact:
          Wayne Coverdale
          Telephone: (910) 392-7690

                                   APPENDIX B
                           INTERCONNECTION FACILITIES


Company shall install, own, operate, and maintain all lines and equipment located on its side of the point of interconnection. It shall also install and own the necessary metering equipment, and meter transformers, where necessary, for measuring the electricity delivered to Company, though such meter may be located on Seller's side of the point of interconnection. Interconnection facilities, installed by either Company or Seller, solely for such purpose, include, but are not limited to connection, line extension, transformation, switching equipment, protective relaying, metering, telemetering, communications, and appropriate safety equipment.

Point of Interconnection
------------------------
The Point of Interconnection will be the point where the Company's jumpers connect to the high-side bushings of the Seller's three-phase 115/13.2 kv generator step-up transformer. See Figure 1 titled, "Company / Customer (Seller) Kornegay Facilities", which drawing is attached hereto and made a part hereof.

Transmission Interconnection Facilities to be Furnished by Company
------------------------------------------------------------------
Company shall own, operate, and maintain all Transmission Interconnection Facilities. These facilities include real property associated with the Transmission Interconnection Facilities, 2.29 miles of 115 kV line and the Company's Kornegay Cogentrix 115 kV Switching Station and all associated equipment. This tap line interconnects to the Company Transmission System at structure #263 on the Company's Lee- Wallace 115 kV line. (See Figure 1).

Seller Facilities to be Furnished by Seller
-------------------------------------------
Seller will own, operate, and maintain all facilities that connect Seller's Facility to the Transmission Interconnection Facilities. These facilities consist of a Seller-owned generator breaker that connects to the Facility's secondary bus and a total bank circuit breaker that connects the secondary bus to the Seller-owned 115/13.8 kV transformer bank. (See Figure 1).

Any interconnection facilities installed by Company necessary to receive power from Seller shall be considered as additional facilities and shall be provided, if Company finds it practicable, under the following conditions:

     (1) The facilities will be of a kind and type normally used by or acceptable to Company and will be installed at a place and in a manner satisfactory to Company.

     (2) Seller will pay to Company a Monthly Facilities Charge of $ 20,730 which is 2% of the original installed cost and rearrangement cost of all facilities required to accept interconnection ($1,036,540).

     (3) If Company increases its investment, either by decision of the Company or request of the Seller, other than replacement of existing equipment with equipment of equal capacity and kind, in interconnection facilities or other special facilities required by Seller (including conversion of the Company's primary voltage to a higher voltage), the monthly charge for providing the additional facilities will be adjusted at that time. The new Monthly Facilities Charge will be 2% of the total investment, which includes existing facilities and additional investment. Conversely, if Company utilizes the tap line to supply load or accept generation into its system other than that of Seller, said total investment will be proportionately reduced.

     (4) The Monthly Facilities Charge as determined in (2) and (3) above shall continue for the term of the Agreement until terminated by Seller or Company.

     (5) Seller's wiring and appurtenant structures shall provide for the location, connection, and installation of Company's standard metering equipment or other equipment deemed necessary by Company for the metering of Seller's electrical output. Company shall, at its expense, be permitted to install, in Seller's wiring or equipment, any special metering devices or equipment as deemed necessary for experimental or monitoring purposes.

             TERMS AND CONDITIONS FOR THE PURCHASE OF ELECTRIC POWER
      For Qualifying Facilities with Generating Capacity Greater than 5 MW


l.   PURCHASE AGREEMENT
     ------------------

     These "Terms and Conditions" provide a mechanism through which Carolina Power and Light Company, hereafter called Company, will agree to purchase energy or capacity or both from a "Qualifying Cogeneration or Small Power Production Facility" (Seller) as defined in the Regulations of the Federal Energy Regulatory Commission (FERC) or other governmental authority having jurisdiction, and for Seller to supply to Company energy or capacity or both as defined herein. This Purchase Agreement does not provide for the sale of any electric service by Company to Seller. If Seller requires supplementary, standby, or interruptible power from Company, Seller shall enter into a separate Retail Service Agreement or amend an existing Retail Service Agreement, as appropriate, in accordance with Company's applicable electric service tariffs on file with and authorized by the state regulatory agency having jurisdiction.

     (a) Description - The Purchase Agreement (hereinafter sometimes termed "Agreement") shall consist of (1) Company's form of Application for Standard Contract by a Qualifying Cogenerator or Small Power Producer (Application) when signed by Seller and accepted by Company, (2) the applicable Schedule and Riders, (3) these Terms and Conditions for the Purchase of Electric Power for Qualifying Facilities with Generating Capacity Greater than 5 MW (hereinafter referred to as "Terms and Conditions"), and (4) the Operation Agreement for Qualifying Facilities with Generating Capacity Greater than 5 MW when signed by Seller and accepted by Company, and all changes, revisions, alterations therein, or substitutions therefor lawfully made.

     (b) Applicability - This Purchase Agreement shall be applicable only if Seller's facility is a "Qualifying Cogenerator or Small Power Production Facility" under Section 201 of The Public Utilities
          Regulatory Policies Act of 1978 (PURPA), and the rules set forth by the FERC.

     (c) Application of Terms and Conditions, Schedules, and Riders - All Purchase Agreements in effect at the time of the approval hereof or that may be entered into in the future, are made expressly subject to these Terms and Conditions, and subject to all applicable Schedules and Riders, and any changes therein, substitutions thereof, or additions thereto lawfully made, provided no change may be made in rates or in the terms and conditions of this contract except by mutual agreement of the parties to this contract.

     (d) Conflicts - In case of conflict between any provision of a Schedule or Rider or Application, and of these Terms and Conditions, the provision of the Schedule or Rider or Application shall prevail.

     (e) Transfer of Agreement - A Purchase Agreement between Company and Seller may be transferred and assigned by Seller to any person, firm, or corporation purchasing or leasing and intending to continue the operation of the plant or business which is interconnected under such Agreement, subject to the written approval of Company. Company will grant such approval upon being reasonably satisfied that the assignee will fulfill the terms of the Agreement and if, at Company's option, a satisfactory guarantee for the payment of any applicable bills is furnished by assignee. In addition, Seller shall have the right to enter into a collateral assignment of the Agreement and any revenues and contract rights thereunder to one or more lenders in connection with a financing of Seller's Facility, and Company agrees that it will not unreasonably delay or withhold its consent to any such assignment, provided that Seller shall remain liable for its performance under this Agreement notwithstanding any such assignment under this sentence.

     (f) Suspension of Sales Under Agreement at Seller's Request - If Seller is temporarily unable to produce the electricity contracted for due to physical destruction of, or damage to, his premises, Company will, upon written request of Seller, and for a period Company deems as reasonably required to replace or repair such premises, suspend billing under the Agreement, exclusive of any Monthly Facilities Charges, effective with the beginning of the next billing period.

     (g) Termination of Agreement at Seller's Request - If Seller desires to terminate the Agreement, Company maintains the right but not obligation to agree to such termination. Termination will not be granted if Company is not satisfied that all bills for services previously rendered to Seller have been paid.

     (h) Company's Right to Terminate or Suspend Agreement - Company, in addition to all other legal remedies, may either terminate the Agreement or suspend purchases of electricity from Seller (l) for any default or breach of Agreement by Seller as defined in Section 15.0 of the Operation Agreement for Qualifying Facilities with Generating Capacity Greater than 5 MW, (2) for fraudulent or unauthorized use of Company's meter, (3) for failure to pay any applicable bills when due and payable, (4) for a condition on Seller's side of the point of delivery actually known by Company to be, or which Company reasonably anticipates may be, dangerous to life or property, or (5) due to Seller's inability to deliver to Company the quality of electricity mutually agreed to in the Purchase Agreement, unless Seller's inability to deliver the quality of electricity is due to force majeure as specified in Section 11.0 of the Operation Agreement for Qualifying Facilities with Generating Capacity Greater than 5 MW.

          No such suspension, however, will be made by Company without written notice delivered to Seller, personally or by mail, stating what in particular in the Agreement has been violated, except that no notice need to be given in instances set forth in 1.(h)(2) and 1.(h)(4) above. Company may terminate Agreement if violation for suspension continues for more than sixty (60) days after written notice has been delivered.

          Failure of Company to terminate the Agreement or to suspend the purchase of electricity at any time after the occurrence of grounds therefor, or to resort to any other legal remedy or to exercise any one or more of such alternative remedies, shall not waive or in any manner affect Company's right later to resort to any one or more of such rights or remedies on account of any such ground then existing or which may subsequently occur.

          Any suspension of the purchase of electricity by Company or termination of the Agreement upon any authorized grounds shall in no way operate to relieve Seller of Seller's liability to compensate Company for services and/or facilities supplied, nor shall it relieve Seller of liability for the payment of minimum monthly charges during the period of suspension

     (i) Suspension of Purchases at Company's Request - If Seller has a Contract Capacity of 5,000 kW or greater, Company will contract for a maximum number of hours annually during which Company may suspend purchases. Company will exercise reasonable and diligent effort to notify Seller, and provide maximum prior notice, prior to a request for suspension to allow for Seller's proper planning and coordination of such suspension.

2.   PURCHASES OF ELECTRICITY
     ------------------------

     If Seller desires to purchase electricity from Company through the same point of interconnection used by Seller in supplying power to Company, and Company approves, then Seller shall execute a separate Agreement for such purchases in accordance with Company's Rate Schedules, Riders, and Service Regulations as filed with the regulatory authority having jurisdiction. Company's purchases of electricity from Seller and sales to Seller shall be separately metered.

3.   CONTRACT CAPACITY
     -----------------

     (a) The Contract Capacity shall be the kW of capacity specified in the Application for Standard Contract by a Qualifying Cogenerator or Small Power Producer. In cases where any change is required in Company's facilities due to the actual capacity delivered exceeding the Contract Capacity or due to Seller requesting an increase in the capacity of Company's facilities, Company may require Seller to execute a new Agreement or amend an existing Agreement, thereby establishing a new Contract Capacity. If Company's facilities cannot be upgraded to accept such actual or requested increase, then upon written notice, Seller will not exceed the existing Contract Capacity or such amount in excess thereof as Company determine it is able to accept.

     (b) If Seller increases his generating capacity without adequate notice to Company, and without receiving Company's consent, and such unauthorized increase causes loss of or damage to Company's facilities, the cost of making good such loss or repairing such damage shall be paid by Seller and shall not be considered consequential damages.

     (c) Company may require that a new Contract Capacity be determined when it reasonably appears that the capacity of Seller's generating facility will deviate from contracted or established levels for any reason, including, but not limited to, a change in water flow, steam supply, or fuel supply.


4.   CONTRACT ENERGY
     ---------------

     The Contract Energy shall be computed for on-peak and off-peak time periods and shall be the resultant total annual kilowatt-hours registered or computed by or from Company's metering facilities for each time period during a continuous 12-month interval.

5.   CONTRACT TERMINATION
     --------------------

     If Seller or Company terminates the Agreement, the Seller's facilities charges will be applied as outlined in the existing Facility Interconnection and Operating Agreement between Seller and Company, dated January 18, 2002, on file with the Federal Energy Regulatory Commission.


6.   QUALITY OF ENERGY RECEIVED
     --------------------------

     Seller has full responsibility for the routine maintenance of his generating and protective equipment to insure that reliable, utility grade electric energy is being delivered to Company. Failure of Seller to comply will constitute grounds for Company to cease parallel operation with Seller's generation equipment and constitute grounds for termination or suspension of the Agreement as set forth under Item 1.(h) above.

7.   BILLING
     -------

     (a) Company's meters will be read as nearly as practicable at regular intervals of not less than 27 days and not more than 33 days.

     (b) If Company is unable to read its purchase meter for any reason, Seller's production may be estimated by Company on the basis of Seller's production during the next preceding billing period for which readings were obtained, unless some unusual condition is known to exist. A bill or payment rendered on the basis of such estimate shall be as valid as if made from actual meter readings.

     (c) The term "Month" or "Monthly", as used in Company's Schedules and Riders, refers to the interval transpiring between the previous meter reading date and the current reading date and bills shall be rendered accordingly, except that if the period covered by an initial or final bill, or due to rerouting of the meter reading schedule, is more or less than 27-33 days, the bill will be prorated based on a 30-day billing month.

     (d) Payments for capacity and/or energy will be made to Seller based on the rate schedule stated in the Application for Standard Contract by a qualifying Cogenerator or Small Power Producer.

8.   METER STOPPAGE OR ERROR
     -----------------------

     In the event a meter fails to register accurately within the allowable limits established by the state regulatory body having jurisdiction, Company will adjust the measured energy for the period of time the meter was shown to be in error, and shall, as provided in the rules and regulations of the state regulatory body having jurisdiction, pay to Seller, or Seller shall refund to Company, the difference between the amount billed and the estimated amount which would have been billed had the meter not exceeded the allowable limits. No part of any minimum service charge shall be refunded.

9.   POINT OF INTERCONNECTION
     ------------------------

     The point of interconnection is the point where Company's conductors are, or are to be, connected to Seller's conductors. Seller shall do all things necessary to bring his conductors to such point of interconnection for connection to Company's conductors, and shall maintain said conductors in good order at all times. If Seller chooses to deliver power to Company through a point of delivery where Seller presently receives power from Company, then the point of interconnection shall be the same point as the point of delivery.


10.  CONTINUANCE OF PURCHASES AND LIABILITY THEREFOR
     -----------------------------------------------

     Company does not guarantee continuous purchases but shall use reasonable diligence at all times to provide for acceptance of electricity and having used reasonable diligence shall not be liable to Seller for damage, for failure in, or for interruptions or suspensions of the same.


11.  DISPATCHING OF SELLER'S GENERATION
     ----------------------------------

     Company may desire to dispatch Seller's generation, from Company's central dispatching facility, if the generation is firm capacity equal to or greater than 5,000 kW. Firm capacity shall be considered to be a facility which is fueled by a reliable fuel supply with adequate fuel storage and is available to deliver power to Company's system as requested by Company's system dispatcher during the system daily and seasonal peak periods.

     Conditions affecting the ability of a facility to be classified as firm capacity, and therefore to be eligible for dispatch by Company are:

     (1) Seller's generation must be available upon the request of Company's system dispatcher.

     (2) Seller shall schedule maintenance of Seller's generator during periods approved by Company, not to exceed 45 days per calendar year.

     (3)  Telemetering  and  communications,  for automatic  control of Seller's
          generation   by   Company,   will  be   required  as  a  part  of  the
          interconnection facilities for any dispatched facility.

     (4) Other mutually agreeable considerations will be made a part of the negotiated contract as necessary.

12.  GOVERNMENTAL RESTRICTIONS
     -------------------------

     This Agreement is subject to the jurisdiction of those governmental agencies having control over either party or over this Agreement. This Agreement shall not become effective until all required governmental authorizations are obtained. Certification of receipt of all permits and authorizations shall be furnished by Seller to Company upon Company's request. This Agreement shall not become effective unless it and all provisions thereof are authorized and permitted by such governmental agencies without change or conditions.

     This Agreement shall at all times be subject to changes by such governmental agencies, and the parties shall be subject to conditions and obligations, as such governmental agencies may, from time to time, direct in the exercise of their jurisdiction, provided no change may be made in rates or in essential terms and conditions of this contract except by agreement of the parties to this contract. Both parties agree to exert their best efforts to comply with all of the applicable rules and regulations of all governmental agencies having control over either party or this Agreement. The parties shall take all reasonable action necessary to secure all required governmental approval of this Agreement in its entirety and without change.

     The delivery date, quantity, and type of electricity to be accepted for purchase by Company, from Seller, are subject to changes, restrictions, curtailments, or complete suspensions by Company as may be deemed by it to be necessary or advisable (a) on account of any lawful order or regulation of any municipal, State, or Federal government or agency thereof, or order of any court of competent jurisdiction, or (b) on account of any emergency due to war, or catastrophe, all without liability on the part of the Company therefor.

13.  GENERAL
     -------

     (a) Whenever the term "purchase" or "purchase of electricity" is used in these Terms and Conditions or other portions of the Agreement, it shall be construed to refer to the electricity supplied to Company by Seller.

     (b) The term "Company's conductors" shall mean Company's wires extending from the point of connection with Company's existing electric system to the point of interconnection.

     (c) The term "Seller's conductors" shall mean Seller's wires extending from the point of interconnection to the switch box or other point where Seller's circuits connect for the purpose of supplying the electricity produced by Seller.

     (d) The term "'interconnection" shall mean the connection of Company's conductors to Seller's conductors.

                        APPLICATION FOR STANDARD CONTRACT
               BY A QUALIFYING COGENERATOR OR SMALL POWER PRODUCER


1. The undersigned, hereinafter called "Seller," hereby requests that Carolina Power & Light Company, hereinafter called "Company," purchase the electricity supplied to Company's system by Seller's "Qualifying (Cogeneration/Small Power Production) Facility" located at or near Kenansville, North Carolina, in accordance with the terms hereof, Company's Schedule No. CSP-20B and any applicable Riders, and the Terms and Conditions for the Purchase of Electric Power for Qualifying Facilities with Generating Capacity Greater than 5 MW ("Terms and Conditions"), a copy of each being attached and made a part of this Agreement.

2. Electricity supplied, by Seller, hereunder shall be in the form of 3 phase, 3 wires, alternating current of 60 cycles and sufficient power factor to maintain system operating parameters as specified by Company, with a maximum on-peak generation capacity of 32,000 kW and an annual on-peak energy production of not more than 96,000,000 kWh. Upon the completion of the installation, by Company, of its interconnection facilities at the point of interconnection of Seller's and Company's conductors, Seller shall become responsible for the payment to Company of any and all charges that may apply, whether or not Seller actually delivers any electricity to Company.

3. The point of interconnection for the acceptance of Seller's electricity supplied hereunder will be where Seller's conductors meet Company's conductors as defined in Appendix B of the Operation Agreement for Qualifying Facilities with Generating Capacity Greater than 5 MW.

     The Company agrees to furnish the following interconnection facilities: as defined in Appendix B of the Operation Agreement for Qualifying Facilities with Generating Capacity Greater than 5 MW.

4. Upon the acceptance hereof by the Company, evidenced by the signature of its authorized representative in the block provided below, this Agreement together with the attachments specified in Paragraph 1 of this Agreement shall become an agreement for Seller to deliver and sell to Company and for Company to receive and purchase from Seller the electricity generated and declared by Seller from its above-described qualifying generating facility at the rates, in the quantities, for the term, and upon the terms and conditions set forth herein.

5. Payment for energy and/or capacity received by Company, or payment by Seller, if any, as set forth in the rate schedule shall be due within 15 days from the date billed, and shall be administered through Company's Raleigh office.

6. The initial term of this Agreement (Term) is from January 1, 2003 and continuing until December 31, 2012. Seller will not deliver energy to any third party during the Term of this Agreement.

7. The Seller hereby certifies that this facility is "new capacity," as defined by the Federal Energy Regulatory Commission (FERC), and that construction was commenced on or after November 9, 1978.

8. In emergency conditions, Company retains the right to request Seller to generate. When Seller generates at Company's request, Company agrees to pay Seller $1,250 for each startup at times that the turbine generator is off-line for more than 16 hours, and the Variable Energy and Capacity
     Credits as stated under CSP-20B, or its successor, for energy received during the emergency period.

9. Company agrees not to seek dispatch of Seller's generation until such time that Seller modifies facility and/or fuel source to accommodate dispatch of Seller's generation. At that time, Company may request, and Supplier may mutually agree to, dispatch rights pursuant to Section 11 of the Terms and Conditions.

10. Seller shall pay Company a Monthly Facilities Charge of $20,730 consistent with the provisions defined in Appendix B of the Operation Agreement for Qualifying Facilities with Generating Capacity Greater than 5 MW.

11. Company agrees to purchase electricity supplied to Company's transmission system by Seller's qualifying power production facility at the rates and provisions established under Schedule CSP-20B and its successor(s) as modified by Attachment 1 and made part of this agreement.

12. The parties agree that the Company will make no claims to any Credits Related to Environmental Emissions or Discharges or any Credits Related to Renewable Energy Resources under the present rates established and paid to Seller under Schedule CSP-20B, as referred to in Paragraph 11 of this agreement. If future rates established and paid to Seller under Schedule CSP-20B or its successor(s), as referred to in Paragraph 11 of this agreement, include the cost or value of any such Credits, then such Credits shall accrue to Company or, if such Credits do not accrue to Company, the rate paid to seller shall be reduced by the value as provided in avoided cost calculations of such Credits. Company will not unduly withhold Supplier's opportunity to sell Credits that are not owned by Company to a third party. If separate calculations of costs or values of such Credits are not available, Company agrees to provide access to its avoided cost calculations for review by Seller; provided, however, that such access shall be consistent with the Company's usual practice for providing access to such documents, which contain proprietary, confidential and competitive information within the scope of N.C. Gen. Stat. ss. 132-1.2. For the purpose of this Paragraph 12, Credits Related to Environmental Emissions or Discharges shall mean any credits, allowances or allocations related to emissions (as that term is defined in the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq.) or discharges (as that term is defined in the Clean Water Act, 33 U.S.C. ss.ss. 1251 et seq.), including but not limited to
     "allowance" as defined in 42 U.S.C. ss. 7651a(3) and "allocation" as defined in 40 C.F.R. ss. 96.2, and any credit, allowance or allocation related to an emission or discharge that is authorized or created pursuant to federal, state or local law or regulation or international treaty. For the purpose of this Paragraph 12, Credits Related to Renewable Energy Resources shall mean financial or economic credits related to the production of electric power from renewable energy resources, including but not limited to energy that is generated from solar, wind, biomass or geothermal energy resources.

13.  In accordance  with  Paragraph 2 of this  Agreement and Articles  3.6.1 and
     8.12 of the Operation Agreement, Company agrees to purchase electricity supplied by Seller at the point of interconnection at a nominal voltage of 115,000 volts; however, at all times the actual voltage maintained shall support the system voltage maintained in the area.

14. Seller shall reduce the output of the facility to a level of 7 (seven) MW during off-peak periods of system low load conditions for periods not to exceed 1,000 cumulative hours during each one-year term of the Agreement, when requested to do so by the Company. Seller will receive no compensation for any generation over 7 (seven) MW during this period. Company will provide Seller as much notice as reasonably possible under the circumstances of a reduction to allow for Seller's proper planning and coordination of such reduction.

15. Seller will provide Company, by the 15th of each calendar month, a statement of its fuel cost consumed for the production of electricity at the facility for the prior calendar month. Such costs shall include start-up, running and stand-by fuel. Company will use this fuel cost information in regulatory fuel cost recovery proceedings and only divulge such cost data in support thereof.

Witness as to Seller:


------------------------------               Green Power Kenansville LLC, Seller

------------------------------               By
                                               ---------------------------------
                                             Title
                                                  ------------------------------
                                             This       day of             ,2002
                                                 ------       -------------


ACCEPTED: Carolina Power & Light Company       Payment/Bill wire transferred to:


By                                             Green Power Kenansville LLC
   ----------------------------------          ---------------------------------

Title Vice President -
      Regulated Commercial Operations          3212 Wickford Road
      -------------------------------          ---------------------------------

This       day of               ,2002          Wilmington, NC  28409
    --------     ---------------               ---------------------------------


Notices:                                       Notices:
Progress Energy                                Green Power Kenansville LLC
410 S. Wilmington Street, PEB 10A              1838 NC Route 11 and 903
Raleigh, NC 27601                              Kenansville, NC  28349
Attn:  Cogeneration Manager                    Attn:  Power Plant Manager

                                               Green Power Energy Holdings LLC
                                               3212 Wickford Road
                                               Wilmington, NC  28409
                                               Attn:  Wayne Coverdale

                                  Attachment 1
                               Energy and Capacity
                                 Rates and Terms


1.   Energy:
     During the Term of the Agreement, Seller is eligible for Energy Payments as follows:

     a) On-peak Variable Energy Credit as specified in Schedule CSP-20B and its successor(s) for facilities whose deliveries enter the Company's transmission system.

     b) Off-peak Variable Energy Credit as specified in Schedule CSP-20B and its successor(s) for facilities whose deliveries enter the Company's transmission system.



2.   Capacity:
     During the first 2 (two) years of Term of the Agreement, from January 1, 2003 through December 31, 2004, Seller is eligible for Capacity Payments during the months as defined in Table A:

     TABLE A
             -------------- ---------------- -------------------------------
                 Season          Month         Capacity Credit ((cent)/kWh)
             -------------- ---------------- -------------------------------
               Non-Summer      December                 1.460
             -------------- ---------------- -------------------------------
                                January                 1.460
             -------------- ---------------- -------------------------------
                               February                 1.460
             -------------- ---------------- -------------------------------
                 Summer          June                   3.197
             -------------- ---------------- -------------------------------
                                 July                   3.197
             -------------- ---------------- -------------------------------
                                August                  3.197
             -------------- ---------------- -------------------------------


     a) Seller is eligible for Capacity Credit during on-peak production for the hours as defined in CSP-20B or successor tariffs. Capacity Credits are not available for off-peak power production.

     b)   Summer and Non-Summer months are as stated in Table A.

     c) After the first 2 (two) years of the Agreement Term, Seller and Company agree to negotiate eligible Capacity Payment in good faith taking into consideration then current Federal, State and North Carolina Utilities Commission rulings and Orders.